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Emma Jo Kauffman

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DOLLAR GENERAL REPORTS INCREASED AUGUST SALES;

OPENS 55 NEW STORES

GOODLETTSVILLE, Tenn. – September 2, 2004 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the August four-week period ended August 27, 2004, equaled $570.7 million compared with $514.7 million last year, an increase of 10.9 percent. Same-store sales for the August period increased 2.8 percent.  The average customer purchase in August was approximately $8.44 compared to $8.43 in the same period last year.  Customer transactions in same-stores increased approximately 2.6 percent.

August sales by major merchandise category were as follows:

	FY 2004	FY 2003	Est. Same-Store
	Percent of Sales	Percent of Sales	Sales Change
Highly Consumable	66%	63%	+7%
Seasonal	14%	14%	+2%
Home Products	11%	13%	-12%
Basic Clothing	9%	10%	-4%

For the 30 weeks ended August 27, 2004, Dollar General total retail sales increased 11.2 percent to $4.2 billion from $3.7 billion in the same period a year ago.  Same-store sales for the 30 weeks increased 3.1 percent.

New Store Openings

The Company opened 54 Dollar General stores and one Dollar General Market during the four-week period ended August 27, 2004.  The Company closed 17 Dollar General stores during the period, six of which were closed due to damage caused by Hurricane Charley.  Year-to-date, the Company has opened 472 Dollar General stores and three Dollar General Markets and has closed 58 Dollar General stores.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 7,117 neighborhood stores as of August 27, 2004.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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